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                                                                      EXHIBIT 11


                           THE WASHINGTON POST COMPANY
                                AND SUBSIDIARIES

                CALCULATION OF EARNINGS PER SHARE OF COMMON STOCK
                  (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                              Fiscal Year
                                                -----------------------------------------
                                                   1997             1996           1995
                                                ---------        ---------        -------
Weighted average shares outstanding
     Class A Common                                 1,754            1,802          1,838
     Class B Common (excluding shares
         issuable upon exercise of
         stock options - accounted
         for below)                                 8,946            9,162          9,237
                                                ---------        ---------        -------

Shares used in computation of basic                10,700           10,964         11,075
     earnings per share

Add - Shares assumed issuable upon
     exercise of stock options                        172              109            111
Deduct - Shares assumed to be
     purchased for Treasury with proceeds
     from exercise of stock options                  (139)             (93)          (100)
                                                ---------        ---------        -------

Shares used in computation of
     diluted earnings per common share             10,733           10,980         11,086
                                                =========        =========        =======

Net income available for common shares          $ 280,618        $ 220,137       $190,096
                                                =========        =========       ========

Basic earnings per common share                 $   26.23        $   20.08       $  17.16
                                                =========        =========       ========

Diluted earnings per common share               $   26.15        $   20.05       $  17.15
                                                =========        =========       ========